Exhibit 23(j) Consent of Independent Auditors
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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent tot he reference to our firm under the captions "Financial Highlights" and "Independent Auditors" in Post-Effective Amendment No. 15 under the Securities Act of 1933 and Amendment No. 17 under the Investment Company Act of 1940 to the Registration Statement (From N-1A No. 33-90888) and related Prospectus and Statement of Additional Information of Transamerica Investors, Inc. and to the incorporation by reference therein of our report dated January 31, 2000, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

Los Angeles, California
April 25, 2000
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